Exhibit (h)(8)

November 28, 2012

Legg Mason Partners Institutional Trust

100 First Stamford Place

Stamford, Connecticut 06902

Re: Western Asset Municipal High Income SMASh Fund; Reimbursement of Fees and Expenses

Ladies and Gentlemen:

This is to confirm that Legg Mason Partners Fund Advisor, LLC agrees to reimburse Western Asset Municipal High Income SMASh Fund (the “Fund”), a series of Legg Mason Partners Institutional Trust, for 100% of the Fund’s operating expenses (including the Fund’s allocable share of the fees and expenses of the underlying mutual fund through which the Fund invests), other than interest, brokerage, taxes, extraordinary expenses and fees and expenses of any other acquired fund for the period commencing on the date of inception of the Fund and ending on December 31, 2014, unless the Board of Legg Mason Partners Institutional Trust otherwise agrees to amend or terminate this agreement; provided, that any such amendment or termination shall have prospective effect only.

Please sign below to acknowledge your agreement with the above.

LEGG MASON PARTNERS FUND ADVISOR, LLC

By:	/s/ R. Jay Gerken
Name: R. Jay Gerken
Title: President

Agreed:

LEGG MASON PARTNERS INSTITUTIONAL TRUST

By:	/s/ R. Jay Gerken
Name: R. Jay Gerken
Title: President